Exhibit 10.8

September 15, 2025

ELECTRONIC DELIVERY
CHRISTOPHER ZEGARELLI

Re:    Executive Severance Plan
Dear Christopher:
Silvaco Group, Inc. (the “Company”) adopted the Silvaco Group, Inc. Executive Severance Plan (the “Plan”) to attract and retain qualified executives and to provide severance benefits to executives on certain terminations of employment. A participant in the Plan is eligible to receive severance benefits if his or her employment is terminated under certain circumstances, as described in the Plan.

The Compensation Committee of the Board of Directors has selected you to be a participant in the Plan, subject to your being an eligible employee on the date of your involuntary termination and the other terms and conditions set forth in the Plan. Specifically, you will receive severance benefits if your employment is terminated involuntarily by the Company other than for Cause or if you resign for CIC Good Reason or Non-CIC Good Reason, as such capitalized terms are defined in the Plan or in an employment agreement entered into between yourself and the Company, if such terms are specifically modified in such agreement in reference to the benefits in this plan. For purposes herein, if there is a discrepancy between the definition of such capitalized terms, the definitions of such terms of such employment agreement shall control. All other capitalized terms are as set forth in the Plan.
If your employment is involuntarily terminated under the circumstances described above, you will be eligible for a payment equal to 12 months of your then annual base salary and your Pro-Rata Full Target Bonus Amount, and a Specified Non-CIC Percentage of 25%, in each case subject to and payable in accordance with the Plan’s terms and conditions.
If your involuntary termination occurs during the period that begins three (3) months before a change in control of the Company (as defined in the Plan) and ends twelve (12) months following the change in control of the Company, then your lump sum payment and the payment of your cost of COBRA premiums will be for a period of 15 months instead of 12 months, and a Specified CIC Percentage of 100%, in each case subject to the Plan’s terms and conditions.
A copy of the Plan is attached hereto as Annex A. Please sign below, acknowledging your receipt of a copy of the Plan and accepting your designation to participate in the Plan by November 29, 2024.

Sincerely,
SILVACO GROUP, INC.

By: /s/ Candace Jackson_______________________
Name: Candace Jackson
Title: SVP, General Counsel and Corporate Secretary

I acknowledge receipt of a copy of the Plan and accept my designation as a participant under the terms and conditions of the Plan.
CHRISTOPHER ZEGARELLI

/s/ Christopher Zegarelli_________________
Signature
Date: 9/5/2025